PURCHASE AGREEMENT
(4210 B.F. Goodrich Boulevard)

This PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 8, 2009 (the “Effective Date”), by and between THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York corporation, successor by merger to Berkshire Life Insurance Company, a Massachusetts corporation (“Seller”), and BLUE EARTH SOLUTIONS TENNESSEE INC., a Tennessee corporation (“Purchaser”).

In consideration of the Purchase Price (as hereinafter defined), the Deposit (as hereinafter defined), and the premises and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
PURCHASE AND SALE OF PROPERTY

1.1 Upon the terms and conditions hereinafter set forth, Seller agrees to sell, grant and convey, and Purchaser agrees to purchase and accept, the following:

1.1.1                      that certain tract or parcel of land, with the buildings and improvements thereon, having a street address of 4210 B.F. Goodrich Boulevard, situated in Memphis, Shelby County, State of  Tennessee, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, railroad access, alleys or rights-of-way or other adjacent real property (the property described in this Section 1.1.1 being herein referred to collectively as the “Land” or the “Property”; and

1.1.2                      all of Seller’s right, title, and interest, if any, in and to all mechanical, electrical or other equipment, systems, fixtures and personalty attached to or used in connection with the Property (hereinafter collectively referred to as “Fixtures”) on the “Closing Date” (as such term is hereinafter defined); provided, however, Seller makes no representation as to the quantity, quality, condition, or sufficiency of any Fixtures, and Purchaser shall accept the Fixtures in “as is” and “where is” condition on the Closing Date; provided, further, Seller and Purchaser agree that no portion of the “Purchase Price” (as such term is hereinafter defined) shall be allocated to the Fixtures; however, if any sales and/or transfer taxes are payable with respect thereto, they shall be paid by Purchaser.

1.2 The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions, as defined in Section 10.1.1 below.

PURCHASE PRICE AND DEPOSIT

2.1 The purchase price of the Property (the “Purchase Price”) is ONE MILLION TWO HUNDRED NINETY-SIX THOUSAND AND NO/100 ($1,296,000.00), DOLLARS which is subject to prorations and adjustments as provided in this Agreement.

2.2 Five (5) business days after the execution and delivery of this Agreement, Purchaser shall deposit with Chicago Title Insurance Company, having an office at 6060 Poplar Avenue, Suite LL 37, Memphis, TN 38119 (the “Escrow Agent”), the sum of TWENTY-FIVE THOUSAND ($25,000.00) DOLLARS (such deposit hereinafter referred to as the “Deposit”).  The Deposit shall be held in escrow by Escrow Agent pursuant to the terms of this Agreement and the Escrow Provisions attached to this Agreement as Exhibit B.  The Deposit shall be refunded in full only if Purchaser is unable to secure bond financing through the Industrial Development Board of the City of Memphis and County of Shelby, Tennessee, which financing the purchaser shall pursue in good faith and in an expeditious manner.

SETTLEMENT AND CLOSING DATE

3.1 Except as otherwise provided in this Agreement, the consummation of the transaction contemplated hereby (“Settlement”), as evidenced by the delivery to the Title Company (as defined in Section 5.1) of the Deed (as defined in Section 11.2.1) and by Seller’s receipt of the sales proceeds due to Seller under this Agreement, shall occur on or before February 28, 2009 (the “Closing Date”).  The Closing Date may be extended only in accordance with the provisions of this Agreement.

INSPECTION

4.1 INTENTIONALLY OMITTED.

TITLE AND SURVEY

5.1 Within fifteen (15) days of the Effective Date, Purchaser, at Purchaser’s cost, shall obtain from Escrow Agent or its affiliate (the “Title Company”), and deliver copies thereof to Seller, a commitment to issue a title policy covering the Land (the “Title Commitment”).  Purchaser, at Purchaser’s cost, may obtain, and deliver a copy thereof to Seller, a survey of the Land sufficient in form and substance to enable the Title Company to remove its standard survey exception (the “Survey”), if Purchaser so elects.  Purchaser shall have the right to object, in its sole and absolute discretion, to any exceptions in the Title Commitment that constitute title defects (i.e., exceptions that render title unmarketable or uninsurable), or to any matter shown on the Title Commitment or Survey, other than the standard pre-printed exceptions set forth in the Title Commitment and the Permitted Exceptions referred to in Section 10.1.1, by giving written notice to Seller and the Title Company no later than thirty (30) days after the Effective Date, stating the matters to which Purchaser objects and the reasons therefor, time being strictly the essence thereto.  If Purchaser fails to timely provide such written objection, then Purchaser shall be deemed to have approved all matters affecting title to the Land and the Survey as of the date of the Title Commitment or the Survey, as applicable.  If Purchaser so objects to any matter affecting title or the Survey, then Seller shall, within ten (10) days after receipt of such written notice, elect in writing, in its sole and absolute discretion, either to (a) endeavor (without any obligation to do so) to cure or remove any one (1) or more of such objections, or (b) terminate this Agreement, whereupon the Deposit shall be paid to the Purchaser.

5.2 If Seller elects to endeavor to cure or remove any title objection or Survey matter, Seller shall have a reasonable time determined by Seller from time to time, not to exceed sixty (60) days, to endeavor to cure or remove such title objection or Survey matter, which cure period shall extend the Closing Date.  For purposes of this Agreement, the term “cure” shall include, without limitation, either of the following actions taken by Seller at Seller’s sole cost and expense:  (a) “bonding off” an objection or posting a letter of credit in connection therewith reasonably satisfactory to Purchaser; or (b) obtaining an appropriate endorsement to Purchaser’s title policy and/or title commitment for the Property that reasonably protects Purchaser from an objection reasonably satisfactory to Purchaser.  Seller shall have no liability to Purchaser for any defects in or objections to title or the Survey or for failure to cure or remove any such defects or objections, except as set forth in the following sentence.  Notwithstanding anything set forth to the contrary in Section 12.1, Purchaser’s sole remedies with respect to any such defect or objection shall be the termination of this Agreement pursuant to this Section, whereupon Purchaser shall receive a return of the Deposit in accordance with Section 12.

6.1	INTENTIONALLY OMITTED

REPRESENTATIONS AND WARRANTIES; AS-IS CONVEYANCE

7.1 Seller represents and warrants to Purchaser as of the Effective Date that: (a) Seller is not a “foreign person,” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended; and (b) subject to Section 14.5 below, the execution, delivery and performance of this Agreement by Seller has been duly authorized and approved by all requisite corporate action.

7.2 Purchaser hereby represents and warrants to Seller as of the Effective Date that the execution, delivery and performance of this Agreement by Purchaser has been duly authorized and approved by all requisite corporate or partnership action, if applicable.

7.3 Purchaser acknowledges that in purchasing the Property, Purchaser is not relying on any representation or warranty of Seller (or its representatives, agents or employees) regarding the physical, environmental or other conditions of the Property; and, Seller specifically disclaims making any such representation or warranty.  It is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representations as to the present or former physical condition (latent or patent or otherwise), present or former environmental condition, value, income, expense, operation, legality of current rents, compliance with any federal, state or local laws including, but not limited to, laws relating to the environmental condition of the Property and/or the presence, use, storage, handling, introduction, abatement or removal thereon or therein of any hazardous or toxic substances or contaminants, or any other matter or thing affecting or relating to the Property or Fixtures.  Purchaser hereby expressly acknowledges, represents and warrants that no such representations have been made and Purchaser further agrees to take the Property and Fixtures “as is” as of the Closing Date subject to all faults of every kind or nature whatsoever (latent, patent or otherwise) and whether now or hereafter existing.  Purchaser agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers’ “set-ups”, or information pertaining to the Property furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth herein.  It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement.  Seller also specifically disclaims any obligation to perform or to bring the Property into compliance with any obligations under any governmental, developmental or other conditions whatsoever binding on the Property or any other property.

7.4 Except as provided herein, Purchaser, on behalf of itself  and its heirs, successors and assigns, hereby waives, releases, acquits and forever discharges Seller, its officers, directors, partners, shareholders, employees, agents, representatives and any other person acting on behalf of Seller, and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of actions, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, which Purchaser, or any of its heirs, successors or assigns, now has or which may arise in the future on  account of, or in any way related to, or in connection with, any past, present or future physical characteristic or condition of the Property, including any environmental condition thereof.

COVENANTS PRIOR TO SETTLEMENT

8.1 Seller covenants and agrees with Purchaser that:

8.1.1                      Without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed for a period in excess of five (5) days, Seller shall not: (a) enter into or extend any agreements affecting all or any part of the Property that will survive the Closing Date, other than agreements necessary to operate the Property in the normal course of business or agreements that are terminable by Seller upon thirty (30) days prior written notice and not involving any substantial liability to Purchaser; or (b) assign, transfer, convey, hypothecate, pledge, create a security interest in or lien upon the Property, unless same shall be removed prior to Settlement.

8.2 Purchaser covenants and agrees with Seller that:

8.2.1 To the extent reasonably possible, Purchaser shall not disclose, to any person other than a Permitted Person (as hereinafter defined), the terms of this Agreement.  For purposes of this Agreement, the term “Permitted Person” shall mean:  the officers and directors of Purchaser; the employees of Purchaser who are involved in the acquisition of the Property; Purchaser’s auditors, accountants, lenders, and attorneys who have responsibility for participating in the sale transaction; governmental officials contacted as part of Purchaser’s study of the Property, and governmental agencies or auditors to whom disclosure is necessary because of the nature of Purchaser’s business or the results of Purchaser’s studies. In making a disclosure to any Permitted Person, Purchaser shall request such Permitted Person to treat the terms of this Agreement, the details of this transaction, and the results of its studies confidentially and to disclose any information related to this transaction or the Property only to Purchaser and Seller.

8.2.2 In the event that Purchaser at any time prior to Settlement discovers or believes that Seller has failed to perform its covenants set forth in Section 8.1, Purchaser shall give prompt written notice to Seller setting forth in detail the alleged non-performance and shall give Seller a reasonable period in which to cure such alleged non-performance not to exceed sixty (60) days.  If Seller, in Seller’s sole discretion, elects to cure any such failure to perform Seller’s covenants hereunder, the Closing Date shall be extended for a reasonable period of time (not to exceed 60 days) to allow Seller to so cure.

8.2.3 Prior to Settlement, Purchaser shall not enter into any agreements with any governmental or quasi-governmental authorities or with any other person or entity that would bind Seller or run with the Property without Seller’s prior written consent, which consent Seller may withhold in Seller’s sole discretion.

CASUALTY AND CONDEMNATION

9.1 In the event any portion of the Property is damaged by fire or other casualty or if any condemnation proceedings are instituted with respect to all or any portion of the Property, then Seller shall promptly notify Purchaser thereof.  If such damage or condemnation applies to a substantial portion (hereinafter defined) of the Property, then Seller and Purchaser shall each have the option to terminate this Agreement upon written notice to the other given within five (5) days after delivery of Seller’s notice to Purchaser, in which event the Deposit shall be returned to Purchaser in accordance with Section 12.2.  For purposes of this Article 9, a substantial portion of the Property shall be deemed to mean a taking or loss in excess of $10,000.00.  If this Agreement is not so terminated, then Purchaser shall consummate the purchase of the Property without reduction in the Purchase Price except for any insurance deductible amount which shall be paid by Seller.  In the event Purchaser consummates the purchase of the Property, then the right to collect the net insurance proceeds payable to Seller or any condemnation award shall be assigned by Seller to Purchaser and Purchaser shall pay the full Purchase Price and in such event Seller shall not agree to or accept any insurance proceeds or compromise any condemnation award without obtaining Purchaser’s written approval thereof, which shall not be unreasonably withheld, conditioned or delayed.

CONDITIONS TO SETTLEMENT

10.1 The obligation of Purchaser to purchase the Property in accordance with this Agreement is subject to the following conditions:

10.1.1 Title to the Property at Settlement shall be conveyed to Purchaser subject only to the Permitted Exceptions (as hereinafter defined).  The term “Permitted Exceptions” shall mean:  (a) the lien of real estate taxes and water and sewer charges not yet due and payable; (b) all matters revealed in the Title Commitment or of record as of the date of the Title Commitment and approved or deemed approved by Purchaser pursuant to Section 5.1 above; (c) all matters that would be shown by an accurate survey or an inspection of the Property, including, but not limited to, easements, encroachments, overlaps, riparian rights, and boundary disputes, if any, including, but not limited to, such matters are listed as exceptions to the Title Commitment and not objected to by Purchaser pursuant to Section 5.1; (d) all building, zoning, environmental, and other state, county or federal laws, codes, and regulations (whether existing or proposed) affecting the Property, including all special exceptions, conditions, site plan approvals, and other similar matters, if any, related to the zoning and/or use of the Property; and (e) standard pre-printed exceptions set forth in the Owner’s and Loan Policy Forms.

10.1.2 Seller shall have cured or removed, within the time period for cure or removal, any title or Survey matter that Seller has agreed to endeavor to cure or remove, if any, pursuant to Section 5.2.

10.2 Any of the conditions to Purchaser’s obligations set forth in this Agreement may be waived, in whole or in part, in Purchaser’s sole discretion.

10.3 In the event any of the conditions precedent to Settlement set forth in Section 10.1 are not satisfied (or deemed satisfied pursuant to Section 10.2 or Section 10.4) on or before the Closing Date, then Purchaser shall, on or before the Closing Date, notify Seller in writing of the nature of such unsatisfied condition(s), and Seller shall have the right, in Seller’s sole discretion, (a) from time to time to extend the date of Settlement beyond the Closing Date set forth in Section 3.1 for the specific period of time that is set forth in this Agreement to permit certain conditions to be cured or satisfied (e.g., the curing of title objections pursuant to Section 5.2), or, if no time period is stated, for a reasonable period of time selected by Seller from time to time, not to exceed sixty (60) days, to permit such condition to be satisfied (which extended date shall become the Closing Date), or (b) on the Closing Date (as such may be extended), to terminate this Agreement by written notice to Purchaser, whereupon the Deposit shall be returned to Purchaser in accordance with Section 12.2.

10.4 Notwithstanding anything in this Agreement to the contrary, if (a) Purchaser discovers or is made aware that any condition precedent to Purchaser’s obligations set forth in this Agreement cannot be satisfied, and (b) notwithstanding such discovery or awareness, Purchaser elects to consummate its purchase of the Property at Settlement, then (c) Purchaser shall be deemed to have waived such condition precedent.

CLOSING EVENTS

11.1 Settlement shall be held in the offices of closing attorneys, Glankler Brown, PLLC, 6000 Poplar Avenue, Suite 100, Memphis, Tennessee 38119, Attn: B. Douglas Earthman on the Closing Date or on such business day and at such time before the Closing Date reasonably acceptable to Seller and Purchaser (such prior date to be deemed the “Closing Date”).  The delivery of the documents and the payment of the sums to be delivered and paid at Settlement shall be accomplished through the Title Company.

11.2 At Settlement, Seller shall:

11.2.1 Deliver to Purchaser a fully executed Special Warranty Deed in the form attached hereto as Exhibit C conveying the Property (subject to the Permitted Exceptions) to Purchaser (the “Deed”).

11.2.2 INTENTIONALLY OMITTED.

11.2.3 INTENTIONALLY OMITTED.

11.2.4 INTENTIONALLY OMITTED.

11.2.5 Deliver to Purchaser a certificate certifying that Seller is not a foreign person, corporation or partnership, trust or estate within the meaning of §1445 of the Internal Revenue Code of 1986, as amended.

11.2.6 INTENTIONALLY OMITTED

11.2.7 INTENTIONALLY OMITTED.

11.2.8 Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller’s need in response to any legal requirement, tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive Settlement and the recordation of the Deed.

11.2.9  Execute such documents as the Purchaser or Title Company may reasonably request provided that such documents do not impose or extend additional liability upon or reduce the benefits to the Seller.

11.3 At Settlement, Purchaser shall:

11.3.1 Pay to Seller the Purchase Price (as increased or decreased by adjustments and prorations as provided herein) in cash, by bank wire transfer of immediately-available federal funds to a bank account designated by Seller in writing to Purchaser prior to Settlement.  The Deposit shall be credited to the Purchase Price.

11.3.2 INTENTIONALLY OMITTED.

11.3.3 Execute such documents as Seller may reasonably request or require and otherwise cooperate with Seller in connection with structuring this transaction as a tax free exchange (if Seller so elects) at no cost to Purchaser.  This covenant shall survive the Closing.

11.4 At Settlement, Seller and Purchaser shall each deliver to the Title Company, as closing agent, and to the other party, evidence reasonably sufficient to satisfy the Title Company that:

11.4.1 Such party executing documents is duly organized (if applicable).

11.4.2 As of the date of Settlement, such party is validly existing, qualified to do business and in good standing in the state of its formation and if necessary, the State of Tennessee, unless such party is an individual.

11.4.3 The execution, delivery and performance of this Agreement has been duly authorized and approved by all requisite corporate or partnership action, as applicable.

11.5           Seller shall pay the cost of preparing the instruments of conveyance described in Section 11.2 and the costs of the title search.  Purchaser shall pay the cost of (i) any state or county transfer and recordation tax necessary or required for recordation of the Deed, (ii) preparing any survey obtained by Purchaser, and (iii) the premium for the title insurance commitments or policies insuring the Purchaser and/or any lender to Purchaser; together with costs of any endorsements to be attached to the title insurance policies.  Each party shall pay its own attorneys’ fees in connection with the conveyance of the Property. Any charges by the Escrow Agent shall be divided equally between Seller and Purchaser.

11.6           The following are also to be apportioned as of 12:01 a.m. on the Closing Date:

11.6.1                      Real Estate and property taxes and other assessments.  If Settlement shall occur before the tax rate is fixed, such apportionment shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation

11.7 Possession of the Property shall be delivered to Purchaser immediately upon consummation of Settlement free of the claim of any tenants or other occupants without any material change in conditions from the property condition at the Effective Date except for any changes in condition caused by Purchaser, its agent, employees or independent contractors.

REMEDIES

12.1 In the event Seller breaches any of the covenants or obligations to be performed by Seller under this Agreement (subject to Seller’s cure rights pursuant to Section 8.2.2), then Purchaser’s sole and exclusive remedies shall be either (a) to file an action to obtain specific performance of Seller’s obligation to deliver the documents described in Section 11.1 upon payment to Seller of the full Purchase Price, or (b) to terminate this Agreement, in which event the Deposit shall be returned to Purchaser in accordance with Section 12.2.  In no event whatsoever shall Purchaser be entitled to any foreseeable or unforeseeable direct, indirect, compensatory, consequential or other damages, or other rights or remedies against Seller as a result of any default of Seller hereunder, other than as set forth in this Section.

12.2 In the event that Purchaser terminates this Agreement due to Purchaser’s inability to obtain adequate bond financing through The Industrial Development Board of the City of Memphis and County of Shelby, Tennessee, or pursuant to any other provision hereof authorizing such termination, and Purchaser has complied fully with all obligations of Purchaser under this Agreement, then, not less than five (5) days and no more than seven (7) days after the date that Purchaser has given Escrow Agent and Seller written notice requesting a return of the Deposit to Purchaser and describing the reasons therefor, Escrow Agent shall deliver the Deposit to Purchaser, and the parties shall have no further obligations hereunder.

12.3 The parties acknowledge that Seller should be entitled to compensation for any detriment suffered if Purchaser defaults in its obligations hereunder, but agree that it is extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such default.  Consequently, if Purchaser breaches any of its representations or warranties or the covenants or obligations to be performed by Purchaser under this Agreement, then Seller shall be entitled to receive the Deposit, as fixed, agreed, and liquidated damages and Purchaser shall promptly reimburse Seller for Seller’s reasonable attorneys’ fees and reasonable costs incurred in connection with obtaining the Deposit.

BROKERAGE

13.1 Seller and Purchaser each warrant to the other that no broker is entitled to any brokerage commission or fee arising out of this transaction except for Gene Woods of Colliers Wilkinson Snowden representing Seller and Patrick Burke of C.B. Richard Ellis representing Purchaser, and upon (and only upon) Settlement, the commissions shall be paid by Seller to Colliers Wilkinson Snowden in an amount equal to two percent (2%) of the Purchase Price and to C.B. Richard Ellis an amount equal to three percent (3%) of the Purchase Price.  Each party hereto shall indemnify the other against any claims resulting from a breach of the foregoing warranty.  This provision shall survive Settlement.

GENERAL PROVISIONS

14.1 Purchaser may assign any or all of its rights or delegate any of Purchaser’s obligations under this Agreement without Seller’s consent, so long as Purchaser remains liable under the terms of this Agreement.

14.2 The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, permitted assigns, and legal representatives.

14.3 If Settlement is consummated, then the representations, warranties, covenants and indemnities of each party contained in this Agreement shall not survive the delivery of the deed and the transfer and conveyance of the Property to Purchaser, but shall be merged therein, except for the representations, warranties, covenants and indemnities specifically set forth in this Agreement, including those set forth in Sections 7.3, 7.4, 8.2, 11.3.3, 11.6 and 13.1, which are stated to survive.  If this Agreement expires or is terminated by either party, or if Settlement is not consummated for any reason, then the representations, warranties, covenants and indemnities shall be automatically extinguished, except for the confidentiality requirements of Section 8.2, which shall survive such expiration, termination, or failure to consummate.

14.4 Any notices required or permitted hereunder shall be deemed to have been given either when delivered to Purchaser or Seller and when the party giving such notice has received a signed receipt therefor, or when delivered by a recognized commercial air or local courier service, addressed as follows (or addressed in such other manner as the party being notified shall have requested by such written notice to the other party) with evidence of delivery, or when sent by facsimile transmission with confirmation of such transmission, except that refusal to accept delivery of notice shall be deemed to be receipt hereunder:

(1)	If to Purchaser:

Blue Earth Solutions Tennessee Inc.
13511 Granville Avenue
Clermont, FL  34711
Attn: James Cohen Jr.
Tel:  (352) 729-0150
Fax:  (352) 729-0149

(2)	If to Seller:

The Guardian Life Insurance Company of America
7 Hanover Square, 20th Floor - C
New York, New York  10004
Attn:  Mr. Rob LoCascio,
Senior Director, Real Estate Asset Management
Tel: (212) 919-3388
Fax: (212) 919-2149

                         And

Vice President, Investment and Real Estate Counsel
Law Department
7 Hanover Square
23rd Floor
New York, New York  10004
Tel:  (212) 598-8792
Fax:  (212) 919-2690

(3)                 If to Closing Attorneys:

B. Douglas Earthman
Glankler Brown, PLLC
6000 Poplar Avenue, Suite 100
Memphis, TN 38119
Tel:  (901) 576-1707
Fax:  (901) 761-2454

(4)    If to Escrow Agent:

Chicago Title Insurance Company
6060 Poplar Avenue, Suite LL 37
Memphis, TN 38119
Attn:  Barbara Gardner
Tel:  (901) 821-0303
Fax:  (901) 821-0400

14.5 Purchaser acknowledges that this Agreement and the purchase and sale transaction contemplated hereunder is expressly conditioned upon the approval thereof by Seller’s Board of Directors or the approval by those individuals designated for that purpose pursuant to general and specific authorizations from and by Seller (“Seller’s Board’).  Seller acknowledges that Seller’s Board will render its decision on this Agreement within forty-five (45) business days of the Effective Date of this Agreement.  Seller will subsequently notify Purchaser, in writing, of Seller’s Board’s decision.  In the event Seller’s Board fails to approve the transaction contemplated hereunder, Seller shall  be liable to reimburse Purchaser for all out-of-pocket costs up to a maximum of $10,000.00 incurred by Purchaser in connection with this transaction (including, but not limited to, all costs incurred by Purchaser pursuant to Section 5.1 hereof of which Title Commitment, Survey and appraisal of the Property are included).  In addition, within five (5) business days of such failure to approve by Seller's Board, Seller shall direct the Escrow Agent to return to Purchaser the Deposit  in accordance with Section 12.2 hereof.

14.6 Notwithstanding anything to the contrary contained herein, any claim by Purchaser hereunder shall be satisfied solely out of Seller’s interest in the Property.  In no event shall any of Seller’s other interests or assets, or the interests or assets of any of Seller’s employees, agents, directors or affiliates, be subject to claim or attachment.

14.7 This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or undertakings.

14.8 This Agreement may not be modified except by the written agreement of Seller and Purchaser.

14.9 In the event any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

14.10 The submission of an unsigned copy of this Agreement to Purchaser shall not constitute an offer or option to sell the Property.  This Agreement shall become effective and binding only upon execution and delivery by both Seller and Purchaser.

14.11 Any paragraph headings or captions contained in this Agreement shall be for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement.

14.12 This Agreement shall be governed by and construed according to the laws of the State of Tennessee.

14.13 EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.  EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AT THE ADDRESS SET FORTH FOR SUCH PARTY IN SECTION 14.4 HEREOF AND AGREES THAT, ANY LITIGATION WHICH MAY BE FILED AS THE RESULT OF THIS AGREEMENT MAY BE FILED IN SHELBY COUNTY, TENNESSEE OR THE FEDERAL DISTRICT COURT FOR THE WESTERN DISTRICT OF TENNESSEE.

14.14 If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Tennessee then, and, in such event, the time of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday.

14.15 The exhibits and schedules attached hereto are hereby made a part of this Agreement as fully as if set forth in the text of this Agreement.

14.16 The Escrow Agent shall be responsible for all reporting, filing and other requirements imposed by section 6045(c) of the Internal Revenue Code of 1986, as amended.

14.17 This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements are merged into this Agreement.  Neither this Agreement nor any provisions hereof may be modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.  Unless otherwise provided herein, no provision of this Agreement may be waived except by an instrument in writing signed by the party against which the enforcement of such waiver is sought.

14.18 Purchaser shall not record this Agreement or any memorandum thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York corporation, successor by merger to Berkshire Life Insurance Company, a Massachusetts corporation

By: /s/ Robert LoCascio
Name: Robert LoCascio
Title: Senior Director, Real Estate Investments

PURCHASER:

BLUE EARTH SOLUTIONS TENNESSEE INC., a Tennessee corporation

By: /s/ James Cohen Jr.
Name: James Cohen Jr.
Title: Vice President

AGREED WITH RESPECT TO DEPOSIT: ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By: /s/ Donna Stern
Name: Donna Stern
Title: Title Officer

Exhibit A	-- Legal Description
Exhibit B	- Escrow Provisions
Exhibit C	-- Deed

EXHIBIT A

LEGAL DESCRIPTION

The following described real property in Memphis, Shelby County, Tennessee:

Lots 336, 337, 338 and the northeasterly half of Lot 339 of Section L-4 of the Airport Industrial Park Subdivision, as shown on Plat of Record in Plat Book 49 Page 40, in the Register’s Office of Shelby County, Tennessee, and being more particularly described as follows:

BEGINNING at a point in the easterly right-of-way (R.O.W.) line of B. F. Goodrich Boulevard (80' wide R.O.W.); said point being the northwest corner of Lot 336 of Section “L-4”, Airport Industrial Park (Bk. 49 Pg. 40), and the southwest corner of Lot 404 of Section “L-6” Airport Industrial Park (Plat Bk. 56 Pg. 65 as recorded in the Register’s Office of Shelby County, Tennessee) and also being located in the north line of said Section “L-4” of Airport Industrial Park; thence South 59 degrees 22 minutes 21 seconds East along said north line a distance of 506.0 ft. to an iron pin in the east line of said Section “L-4” of Airport Industrial Park; thence South 30 degrees 37 minutes 39 seconds West along said east line a distance of 350.0 ft. to a cross set in the east rail of a railroad track; thence North 59 degrees 22 minutes 21 seconds West a distance of 506.0 ft. to an iron pin in said easterly R.O.W. line of B. F. Goodrich Boulevard; thence North 30 degrees 37 minutes 39 seconds East along said easterly R.O.W. line a distance of 350.0 ft. to an iron pin being the POINT OF BEGINNING.

EASEMENT PARCEL

Together with rights, benefits, and privileges under easement recorded as Instrument No. N8 5616, Register’s Office, Shelby County, Tennessee, for the benefit of the real property described above.

Together with rights, benefits and privileges under Agreement recorded as Instrument M9 8171, said Register’s Office.

Being the same property conveyed to Berkshire Life Insurance Company, a Massachusetts corporation, by Trustee’s Deed recorded as Instrument LA 9264 in the Register’s Office of Shelby County, Tennessee.

EXHIBIT B

ESCROW PROVISIONS

Purchaser and Seller have agreed to select Chicago Title Insurance Company.

(“Escrow Agent”) to serve as the escrow agent with respect to the Deposit to be made by Purchaser pursuant to the Agreement.  Capitalized terms used but not defined herein shall have the same meanings as set forth in the Agreement.

1. Upon receipt of the Deposit from Purchaser, Escrow Agent shall place the Deposit into an escrow account which it uses for such purposes. Escrow Agent shall not be required to invest such funds.

2.            It is agreed between the parties hereto that the Deposit shall be held in escrow with Escrow Agent until such time as Escrow Agent is notified in writing to terminate the escrow and disburse the money as jointly directed by Purchaser and Seller.

3.           In the event of any dispute between Purchaser and Seller regarding the disbursement of the Deposit, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall withhold such disbursement until such dispute is resolved.  Alternatively, Escrow Agent shall be entitled to deposit all such funds into a court of general jurisdiction in Shelby County, Tennessee, and to interplead Purchaser and Seller in connection therewith.

4.             Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to the Agreement or this Escrow Agreement, except for any damage, liability or loss resulting from the willful or negligent conduct of Escrow Agent or any of its officers or employees.  Furthermore, Purchaser and Seller herein will indemnify and will save harmless Escrow Agent from all loss or expense (specifically including, but not limit to, court costs and attorney's fees) arising by reason of the execution of this instrument.

EXHIBIT C
DEED

This instrument prepared by:
B. Douglas Earthman
Glankler Brown, PLLC
6000 Poplar Avenue, Suite 100
Memphis, Tennessee 38119

SPECIAL WARRANTY DEED

Address New Owners As Follows:	Send Tax Bills To:	Map Parcel No.
__________________________	SAME	Map _____
__________________________		Parcel _____
__________________________
__________________________

           FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00), cash in hand paid by the hereinafter named Grantee, and other good and valuable consideration, the receipt of which is hereby acknowledged,  THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York corporation, successor by merger to Berkshire Life Insurance Company, a Massachusetts corporation (the "Grantor"), does hereby bargain, sell, transfer and convey unto BLUE EARTH SOLUTIONS TENNESSEE INC., a Tennessee corporation (the "Grantee") its successors and assigns, all its right title and interest in and to property located in Memphis, Shelby County, Tennessee, more particularly described on attached Exhibit A.

BEING the same property conveyed to Berkshire Life Insurance Company, a Massachusetts corporation, by Trustee’s Deed from W. Rowlett Scott, Trustee, of record at Instrument No. LA 9264 in the Register’s Office of Shelby County, Tennessee.

TO HAVE AND TO HOLD said tract or parcel of land with the appurtenances, estate, title and interest thereto belonging to the said Grantee, his successors and assigns, forever.

AND Grantor does covenant with Grantee, that it is lawfully seized and possessed of said land in fee simple, has a good right to convey it and that the same is unencumbered, except as shown on Exhibit B attached hereto.

AND Grantor does further covenant and bind itself , its successors and assigns to warrant and forever defend the title to said land to Grantee, its successors and assigns against the lawful claims of all persons claiming by, through or under Grantor but not further or otherwise.  This conveyance is made subject to the matters set forth in Exhibit B attached hereto.

IN WITNESS WHEREOF, this Special Warranty Deed has been executed this _____ day of __________________, 2009.

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York corporation, successor by merger to Berkshire Life Insurance Company, a Massachusetts corporation

By:
Name:
Title:

STATE OF TENNESSEE
COUNTY OF SHELBY

I hereby swear or affirm that, to the best of my knowledge, information, and belief, the actual consideration for this transfer or value of the property transferred, whichever is greater, is $1,296,000.00, which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

                                                                _________________________
AFFIANT

Sworn to and subscribed before me this _____ day of _____________, 2009.

                                                                _________________________________
NOTARY PUBLIC

My Commission Expires:_________________________.

STATE OF ____________	)
COUNTY OF __________	)

Before me, the undersigned, a Notary Public in and for the State and County aforesaid, personally appeared ______________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the ___________________ of THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York corporation, successor by merger to Berkshire Life Insurance Company, a Massachusetts corporation, the within named bargainor, and that he as such __________________, being authorized so to do, executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as ________________.

WITNESS my hand and official seal at office on this the ____ day of ______________, 2009.

________________________________
NOTARY PUBLIC

My Commission Expires: ___________________

EXHIBIT “A”
LEGAL DESCRIPTION

The following described real property in Memphis, Shelby County, Tennessee:

Lots 336, 337, 338 and the northeasterly half of Lot 339 of Section L-4 of the Airport Industrial Park Subdivision, as shown on Plat of Record in Plat Book 49 Page 40, in the Register’s Office of Shelby County, Tennessee, and being more particularly described as follows:

BEGINNING at a point in the easterly right-of-way (R.O.W.) line of B. F. Goodrich Boulevard (80' wide R.O.W.); said point being the northwest corner of Lot 336 of Section “L-4”, Airport Industrial Park (Bk. 49 Pg. 40), and the southwest corner of Lot 404 of Section “L-6” Airport Industrial Park (Plat Bk. 56 Pg. 65 as recorded in the Register’s Office of Shelby County, Tennessee) and also being located in the north line of said Section “L-4” of Airport Industrial Park; thence South 59 degrees 22 minutes 21 seconds East along said north line a distance of 506.0 ft. to an iron pin in the east line of said Section “L-4” of Airport Industrial Park; thence South 30 degrees 37 minutes 39 seconds West along said east line a distance of 350.0 ft. to a cross set in the east rail of a railroad track; thence North 59 degrees 22 minutes 21 seconds West a distance of 506.0 ft. to an iron pin in said easterly R.O.W. line of B. F. Goodrich Boulevard; thence North 30 degrees 37 minutes 39 seconds East along said easterly R.O.W. line a distance of 350.0 ft. to an iron pin being the POINT OF BEGINNING.

EASEMENT PARCEL

Together with rights, benefits, and privileges under easement recorded as Instrument No. N8 5616, Register’s Office, Shelby County, Tennessee, for the benefit of the real property described above.

Together with rights, benefits and privileges under Agreement recorded as Instrument M9 8171, said Register’s Office.

EXHIBIT “B”

ENCUMBRANCES

AS TO FEE PARCEL

1.
Subdivision restrictions, building lines, and easements of record in Plat Book 49, Page 40, Register’s Office, Shelby County, Tennessee, which contain no reversionary clause, said building lines and easements being located as shown on survey of AFA Engineering date December 15, 1989, last revised January 12, 1990.

2.	Easements of records as Instrument Nos. N8 5616, L9 6008, and L9 6009, said Register’s Office, located as shown on said survey.

3.	The following matters shown on said survey:

(a)	Encroachment of building on setback line;

(b)	Location of transformer pad and electrical box, gas valve 6” cover, gas meters, 4” gas pipe, guard posts, fire hydrant, concrete pads, block wall and fences.

4.	Agreement for maintenance of fire protection water system of record at Instrument M9 8171, said Register’s Office.

5.	City of Memphis or Shelby County real estate taxes or assessments not yet due and payable.

6.	[Any other matters of record disclosed by the title search.]

AS TO EASEMENT PARCEL

1.
Trust Deed recorded as Instrument No. M4 3091, as modified by Modification Agreement recorded as Instrument M9 3676 and assigned to Western Southern Life Insurance Company as Instrument M9 3678, said Register’s Office.

2.	Trust Deed recorded as Instrument M5 0173, as corrected by Instrument No. M6 4177, said Register’s Office.

3.	Any unpaid City of Memphis and Shelby County real property taxes.

4.	[Any other matters of record disclosed by the title search.].